UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2012

MEDIANET GROUP TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601

Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, MediaNet Group Technologies, Inc. (the “Company”) established a trust (the “Trust”) pursuant to a trust agreement dated February 25, 2011 (the “Trust Agreement”) between the Company and Batista Guerra Y Asociados, an independent offshore trustee (the “Trustee”), and transferred 63,393,933 shares (the “Loyalty Shares”) of common stock, par value $.001 per share (“Common Stock”) to the Trust. Under the Trust Agreement, the Loyalty Shares were held by the Trust for the benefit of certain persons holding interests in DubLi.com, LLC (the “DubLi.com Beneficiaries”) other than Michael Hansen, the Company’s President and Chief Executive Officer, and certain employees of Lenox Resources, LLC (together with the DubLi.com Beneficiaries, the “Beneficiaries”). The Company initially anticipated that the Loyalty Shares would be transferred to the Beneficiaries on or after March 28, 2012.

On July 5, 2012, the Company and the Trustee entered into an amendment to the Trust Agreement (the “Amendment”), effective as of March 29, 2012, which extended the date on or after which the Loyalty Shares would be transferred to the Beneficiaries from March 28, 2012 to June 30, 2012 (the “Final Transfer Date”).

The Trustee is required to transfer the Loyalty Shares to the Beneficiaries without requiring any payment or other consideration from the Beneficiaries (other than any transfer taxes or tariffs that may be imposed in connection with the transfer). In order to receive the Loyalty Shares, each Beneficiary will be required to complete, execute and return to the Company the Affidavit. No Beneficiary will have any right, title or interest of any kind in the Loyalty Shares until such time, if ever, that the Beneficiary returns the Affidavit to the Company and the Trustee transfers Loyalty Shares to the subject Beneficiary.

The Trust will terminate no later than three months following the Final Transfer Date; provided that, if necessary to accomplish the purpose of the Trust, the Trustee may extend the term of the Trust for up to an additional six months.

As of the date of this report, the Company has received completed and executed Affidavits from Beneficiaries entitled to receive 56,752,971 of the Loyalty Shares.

The foregoing description does not purport to be a complete description of the terms of the Trust, the trust Agreement or the Amendment and is qualified in its entirety by reference to the documents attached hereto as Exhibits 10.1 and 10.2, which are incorporated herein by reference.

Item 8.01 Other Events.

As previously reported, Zen Holding Group Limited (“Zen”) informed the Company that it established a trust (the “Zen Trust”) pursuant to a trust agreement dated February 25, 2011 (the “Zen Trust Agreement”) between Zen and the Trustee, and transferred all 214,178,946 shares (“Zen Trust Shares”) of Common Stock held by Zen to the Trust. The Zen Trust Shares are to be held by the Zen Trust for the benefit of Zen’s equity holders (the “Zen Beneficiaries”). Zen informed the Company that it initially anticipated that the Zen Shares would be transferred to the Zen Beneficiaries on or after March 28, 2012. While the Zen Trust holds the Zen Trust Shares, Michael Hansen, the Company’s President and Chief Executive Officer, has the right to vote and make investment decisions with respect to the Zen Trust Shares.

On July 5, 2012, Zen has informed the Company that Zen and the Trustee entered into an amendment to the Zen Trust Agreement (the “Zen Amendment”), effective as of March 29, 2012, which extended the date on or after which the Zen Trust Shares would be transferred to the Zen Beneficiaries from March 28, 2012 to June 30, 2012.

The Trustee is required to transfer the Zen Trust Shares to the Zen Beneficiaries without requiring any payment or other consideration from the Zen Beneficiaries (other than any transfer taxes or tariffs that may be imposed in connection with the transfer). In order to receive the Zen Trust Shares, each Zen Beneficiary will be required to complete, execute and return to the Company the Affidavit. No Zen Beneficiary will have any right, title or interest of any kind in the Zen Trust Shares until such time, if ever, that the Zen Beneficiary returns the Affidavit to the Company and the Trustee transfers Zen Trust Shares to the subject Zen Beneficiary.

The Zen Trust will terminate no later than three months following the Final Transfer Date; provided that, if necessary to accomplish the purpose of the Zen Trust, the Trustee may extend the term of the Zen Trust for up to an additional six months.

As of the date of this report, the Company has received completed and executed Affidavits from Zen Beneficiaries entitled to receive 208,870,375 of the Zen Trust Shares.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Number	Description

10.1

Trust Agreement dated February 25, 2011 between MediaNet Group Technologies, Inc. and Batista Guerra Y Asociados (a draft of the Trust Agreement was filed as Exhibit 10.2 to Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 2, 2011).

10.2	Amendment to Trust Agreement dated as of March 29, 2012 between MediaNet Group Technologies, Inc. Batista Guerra Y Asociados.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaNet Group Technologies, Inc.
(Registrant)

Date: July 11, 2012
By: /s/ Michael B. Hansen
Michael B. Hansen
President and Chief Executive Officer